Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Appoints Vaseem Mahboob as Chief Financial Officer

IRVINE, Calif., September 17 2015 - Endologix, Inc. (Nasdaq: ELGX), developer and marketer of innovative treatments for aortic disorders, announced today that it has appointed Vaseem Mahboob to the position of Chief Financial Officer, effective October 15, 2015. Mr. Mahboob succeeds Shelley Thunen, who is resigning as part of the Company’s previously announced CFO transition.

John McDermott, Chief Executive Officer of Endologix, said, “We are excited to have Vaseem join the Endologix executive leadership team. He has deep experience leading the global financial operations of multi-billion dollar healthcare businesses at GE Healthcare, with a track record of improving performance and successfully implementing strategic growth plans. We believe his extensive experience will strengthen our global financial management systems and position us to achieve our long-term growth aspirations.”

Mr. McDermott added, “I want to thank Shelley Thunen for her service as CFO and wish her the best in her future endeavors.”

Vaseem Mahboob joins Endologix after serving in several financial leadership positions at GE Healthcare, a worldwide leader in medical device development and distribution. His most recent role was Chief Financial Officer of their Global IT business. Prior to this position he was the Chief Financial Officer of their Eastern and African Emerging Markets where he oversaw financial operations for medical device distribution sales and service spanning 84 countries and four zones including Russia, Turkey, Middle East and Africa. Prior to this role, Mr. Mahboob was Chief Financial Officer of GE Healthcare’s Global Ultrasound Business that is the most global and profitable within GE Healthcare. Mr. Mahboob also served as CFO of GE Healthcare’s Global Magnetic Resonance (MRI) Business, along with several other global financial leadership positions.

Mr. Mahboob received a B.A. in Engineering from Bangalore University, and a Masters of Business Administration (MBA) in Financial Markets and Institutions & Information Systems from State University

Exhibit 99.1

of New York, Buffalo, NY. He is also a graduate of GE’s highly regarded internal corporate audit staff where he was a senior audit manager.

About Endologix, Inc.
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.